UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2014

DreamWorks Animation SKG, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32337	68-0589190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Flower Street, Glendale, California		91201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 695-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Changes

On August 18, 2014, DreamWorks Animation SKG, Inc. (the “Company”) announced that Fazal Merchant will become Chief Financial Officer of the Company, effective September 15, 2014. Effective as of the commencement of Mr. Merchant’s employment, Lewis Coleman, who has served as the Company’s Vice Chairman since August 1, 2014, as its Chief Financial Officer since February 2007, as its acting Chief Accounting Officer since June 16, 2014, as its President from December 2005 until August 1, 2014 and as a member of its Board of Directors since December 2006, will no longer serve as the Company’s Chief Financial Officer. Mr. Coleman will continue to serve as the Company’s Vice Chairman and acting Chief Accounting Officer and as a member of its Board of Directors. Other than Mr. Coleman’s title change, the Company and Mr. Coleman did not amend the amended and restated employment agreement between the Company and Mr. Coleman, dated July 28, 2014 (the “Coleman Agreement”), or enter into any new agreements or arrangements in connection with Mr. Coleman no longer serving as the Company’s Chief Financial Officer. The Coleman Agreement was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on August 1, 2014, and the material terms of the Coleman Agreement were described in such Form 8-K and the Company’s Current Report on Form 8-K/A filed on June 20, 2014. A copy of the press release announcing Mr. Merchant’s employment is attached as Exhibit 99.2.

Prior to joining the Company, Mr. Merchant was Senior Vice President and Chief Financial Officer for DIRECTV Latin America since November 2013. Until April 2014, Mr. Merchant also served as Senior Vice President, Treasurer and Corporate Development for DIRECTV. From 2011 until July 2012, he was a managing director and group head at Royal Bank of Scotland. Prior to that, he was managing director in the Investment Banking Division at Barclays Capital where he spent seven years advising clients on strategy, financing and risk solutions. He also spent nine years at Ford Motor Company in various treasury and finance management positions across functions in the U.S. and Europe. Mr. Merchant is 41 years old.

Employment Agreement

In connection with Mr. Merchant’s appointment, the Company’s Compensation Committee (the “Compensation Committee”) approved an employment agreement between the Company and Mr. Merchant (the “Employment Agreement”). The material terms and conditions of the Employment Agreement are summarized below.

Term. The Employment Agreement is effective as of September 15, 2014 and provides for an initial term of employment through December 31, 2017, subject to the Company’s exclusive, irrevocable option to extend the term of Mr. Merchant’s employment through December 31, 2019.

Title. Pursuant to the Employment Agreement, Mr. Merchant’s title will be Chief Financial Officer of the Company.

Salary and Annual Incentive Awards. Under the Employment Agreement, Mr. Merchant will have an annual base salary of $700,000. In addition, Mr. Merchant will be eligible, subject to annual approval by the Compensation Committee, to receive annual cash incentive awards with an aggregate grant-date target value of $700,000, which will be prorated for calendar year 2014. Under the Employment Agreement, Mr. Merchant also will be paid a bonus of $350,000 when he commences employment with the Company, which will reduce any annual cash incentive award that may become payable for calendar year 2014.

Long-Term Equity Incentive Awards. Mr. Merchant will be eligible, subject to annual approval by the Compensation Committee, to receive annual equity-based incentive awards, beginning in October 2014, consistent with other senior executives, with an annual aggregate grant-date target value of $1,200,000.

Additional Cash Payments. Under the Employment Agreement, while Mr. Merchant remains employed by the Company, he will receive cash payments equal to $1,000,000, $1,300,000 and $700,000 on each of December 31, 2014, 2015 and 2016, respectively. In addition, Mr. Merchant will receive any unpaid portion of these payments if his employment terminates due to his death or disability, if the Company terminates his employment other than for cause or if Mr. Merchant terminates his employment for good reason.

Benefits and Business Expense Reimbursement. Under the Employment Agreement, Mr. Merchant is eligible for certain other benefits (such as reimbursement of reasonable legal fees and expenses associated with entry into the Employment Agreement and other business expenses, such as a car and cellular phone).

Termination Events. The Employment Agreement provides that the Company may terminate Mr. Merchant’s employment during the term with or without cause (as defined in the Employment Agreement) and Mr. Merchant may terminate his employment for good reason (as defined in the Employment Agreement).

a. Involuntary Termination; Termination for Good Reason. If the Company terminates Mr. Merchant’s employment other than for cause, disability or death, or if Mr. Merchant terminates his employment for good reason, the Company will generally continue Mr. Merchant’s base salary and benefits until the expiration of the term of the Employment Agreement. Mr. Merchant will also receive, with respect to each year following the date of termination through the end of the expiration of the term of the Employment Agreement for which the Company has not yet paid annual cash bonuses, if any, under its short-term incentive plan to similarly situated officers or employees, an annual cash amount equal to the average annual bonuses that have been paid (whether or not deferred) to him, following the effective date of the Employment Agreement with respect to years during the term of the Employment Agreement during which Mr. Merchant was eligible for an annual bonus (or, in the case of a termination that occurs before the date in 2015 that the Compensation Committee determines bonuses in respect of 2014, the amount that he would have received had he remained employed until such determination date). The bonus payment in the final year of such period of continued bonuses will be prorated based on the number of days within such year prior to the expiration of the term of the Employment Agreement. In the event of termination within 12 months following a change of control, the period of such continued benefits and bonuses may be longer (as set forth below). In addition, under the Employment Agreement, subject to certain specified exceptions, Mr. Merchant will be obligated to mitigate the Company’s payment obligations by seeking other employment and any compensation earned from such employment will reduce on a dollar-for-dollar basis the Company’s payment obligations (other than the additional cash payments described above). All equity-based compensation having time-based vesting criteria held by Mr. Merchant will generally accelerate vesting and remain exercisable for the remainder of the term of the grant. All equity-based compensation having performance-based vesting criteria held by Mr. Merchant will generally remain outstanding and subject to such performance-based criteria through the vesting period (subject, in all cases, to termination in the event of a corporate transaction).

b. Death or Disability. In the event that Mr. Merchant dies or becomes disabled during the term of the Employment Agreement, he or his estate, as applicable, will receive continued salary (in the case of disability, at a rate equal to 50% of Mr. Merchant’s base salary) and other benefits for a specified term. The Employment Agreement also provides, with respect to outstanding equity-based awards, that Mr. Merchant or his estate, as applicable, will be entitled to receive or exercise a percentage of each award determined based on the length of time he was employed prior to termination (in the case of awards having performance-based vesting criteria, subject to attainment of the applicable performance goals) and Mr. Merchant will receive credit for the shorter of (i) an additional year of service and (ii) 50% of the remaining term of the Employment Agreement. The exercisable portion of any award will remain exercisable for the remaining term of the grant (subject to termination in the event of a corporate transaction). Amounts payable to Mr. Merchant pursuant to the disability provisions of the Employment Agreement will offset, on a dollar-for-dollar basis, the amount of any other disability benefits to which Mr. Merchant would be entitled under any Company plan.

c. Termination for Cause. If Mr. Merchant’s employment is terminated by the Company for cause, Mr. Merchant will not be entitled to any equity-based compensation that has not already vested, although he will be entitled to payment for any unpaid base salary and any additional non-contingent cash compensation earned prior to termination.

Change of Control. The Employment Agreement provides that, in the event of a change of control, all outstanding unvested equity awards held by Mr. Merchant will remain unvested and continue to vest in accordance with their terms. However, if such outstanding awards are not assumed or substituted for new awards covering stock of a successor corporation or its affiliate, adjusted as appropriate to preserve the material terms and conditions of such awards prior to the change of control, all such outstanding unvested equity awards held by Mr. Merchant will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any mid-range or target goals have been achieved) immediately prior to the change of control and remain exercisable for the remainder of the term of the grant (subject to termination in the event of a corporate transaction to the extent permitted by the applicable equity compensation plan).

In addition, if, within 12 months following a change of control, Mr. Merchant is involuntarily terminated other than for cause, he terminates his employment voluntarily for good reason, or, solely with respect to clause (i) below, his employment terminates as a result of the natural expiration of the term of the Employment Agreement, the Employment Agreement provides that (i) the base salary, benefits and bonus payments described above will continue for the greater of (A) the remaining term and (B) two years (which, in the case of the natural expiration of the applicable term, will be two years from such expiration) and (ii) all outstanding unvested equity awards held by Mr. Merchant will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any mid-range or target goals have been achieved) and remain exercisable for the remainder of the term of the grant (subject to termination in the event of a corporate transaction to the extent permitted by the applicable equity compensation plan).

Miscellaneous. Pursuant to the Employment Agreement, the Company has agreed to indemnify Mr. Merchant to the fullest extent permitted by law against any claims or losses arising in connection with his service to the Company or any affiliate. The Employment Agreement also includes non-solicitation, confidentiality, intellectual property and similar provisions.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Employment Agreement, dated as of August 13, 2014, by and between DreamWorks Animation SKG, Inc. and Fazal Merchant

99.2	Press Release issued by DreamWorks Animation SKG, Inc. on August 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DreamWorks Animation SKG, Inc.

Date: August 19, 2014	By:	/s/ Andrew Chang
Andrew Chang
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Employment Agreement, dated as of August 13, 2014, by and between DreamWorks Animation SKG, Inc. and Fazal Merchant

99.2	Press Release issued by DreamWorks Animation SKG, Inc. on August 18, 2014